EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of National Home Health Care Corp. on Form S-8, Registration No. 33-61315 pertaining to the 1992 Stock Option Plan and the 1993 401(k) Plan, as filed with the Securities and Exchange Commission on July 26, 1995 of our report dated October 7, 1998, with respect to the consolidated financial statements and schedule of National Home Health Care Corp. and subsidiaries as of July 31, 1998 and for each of the years in the two-year period ended July 31, 1998 included in its Annual Report on Form 10-K for the year ended July 31, 1999.

/s/ Richard A. Eisner & Company, LLP

Richard A. Eisner & Company, LLP

New York, New York
October 27, 1999